                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    SCHEDULE 13G

                     Under the Securities Exchange Act of 1934
                                (Amendment No. 20)*

                                 Abbott Laboratories
           -----------------------------------------------------------
                                  (Name of Issuer)

                          Common shares without par value
           -----------------------------------------------------------
                           (Title of Class of Securities)

                                    002824 10 0
                                   (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continued on following page(s))



                                 Page 1 of 11 Pages

      CUSIP No. 002824 10 0             13G                 Page 2 of 11 Pages

------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
         Abbott Laboratories Stock Retirement Trust
         I.R.S. Identification No. 36-6047554


 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /

                                                              (b)  /X/
------------------------------------------------------------------------------
 3     SEC USE ONLY

------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Illinois
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

     NUMBER OF                   0
                     ---------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                   107,072,842
                     ---------------------------------------------------------
        EACH         7   SOLE DISPOSITIVE POWER
     REPORTING
       PERSON                    0
                     ---------------------------------------------------------
        WITH         8   SHARED DISPOSITIVE POWER

                                 107,072,842
                     ---------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         107,072,842
------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.1%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

            EP
------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT!

      CUSIP No. 002824 10 0             13G                 Page  3 of 11 Pages

------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gary P. Coughlan
         ###-##-####
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  / /

                                                                     (b)  /X/

------------------------------------------------------------------------------
       SEC USE ONLY
   3
------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
                                 263,457 shares - (Does not include shares held
     NUMBER OF                   direct           in the Abbott Laboratories
                                                  Stock Retirement Trust for
                                                  the benefit of the reporting
                                                  person.)
                     ----------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                      110,068,668 - See Attached Exhibit 1
                     ----------------------------------------------------------
        EACH         7   SOLE DISPOSITIVE POWER
     REPORTING                       263,457 shares (see note in 5 above)
       PERSON                          direct
                     ----------------------------------------------------------
        WITH         8   SHARED DISPOSITIVE POWER
                              110,068,668      -  as Co-Trustee, Abbott
                                                  Laboratories Stock Retirement
                                                  Trust.
                     ----------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,591,175   -    (Total of 5 + 6 + 259,050 shares - right to acquire
                           by exercise of stock options.)
------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.3%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

         IN
------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT!

      CUSIP No. 002824 10 0            13G                  Page 4 of 11 Pages

------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas C. Freyman
       ###-##-####
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    / /
                                                            (b)    /X/
------------------------------------------------------------------------------
   3   SEC USE ONLY

------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
                            56,242 shares -  (Does not include shares held in
     NUMBER OF              direct           the Abbott Laboratories
                                             Stock Retirement Trust for the
                                             benefit of the reporting person.)
                     ----------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY              110,068,668 -    See Attached Exhibit 1
                     ----------------------------------------------------------
        EACH         7   SOLE DISPOSITIVE POWER
     REPORTING              56,242 shares (see note in 5 above)
       PERSON               direct
                     ----------------------------------------------------------
        WITH         8   SHARED DISPOSITIVE POWER
                            110,068,668   -  as Co-Trustee, Abbott Laboratories
                                             Stock Retirement Trust.
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,258,812    -   (Total of 5 + 6 + 133,902 shares - right to acquire
                           by exercise of stock options.)
------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.3%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

        IN
------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT!

      CUSIP No. 002824 10 0             13G            Page  5 of 11 Pages

------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ellen M. Walvoord
       ###-##-####
------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /

                                                              (b)  /X/
------------------------------------------------------------------------------
   3   SEC USE ONLY

------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
                            168,900 shares - (Does not include shares held in
     NUMBER OF              direct           the Abbot Laboratories
                                             Stock Retirement Trust for the
                                             benefit of the reporting person.)
                     ---------------------------------------------------------
       SHARES        6   SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY              110,068,668 - See Attached Exhibit 1
                     ---------------------------------------------------------
        EACH         7   SOLE DISPOSITIVE POWER
     REPORTING              168,900 shares (see note in 5 above)
       PERSON               direct
                     ---------------------------------------------------------
        WITH         8   SHARED DISPOSITIVE POWER
                          110,068,668     -  as Co-Trustee, Abbott Laboratories
                                             Stock Retirement Trust.
------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,376,175     -  (Total of 5 + 6 + 138,607 shares - right to acquire
                           by exercise of stock options.)
------------------------------------------------------------------------------
  10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*

------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.3%
------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

        IN
------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    Abbott Laboratories

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    100 Abbott Park Road
                    Abbott Park, Illinois  60064-3500

Item 2(a)      Name of Persons Filing:

                    Abbott Laboratories Stock Retirement Trust
                    Gary P. Coughlan
                    Thomas C. Freyman
                    Ellen M. Walvoord

Item 2(b)      Address of Principal Business Office:

                    100 Abbott Park Road
                    Abbott Park, Illinois  60064-3500

Item 2(c)           Citizenship:

                    Abbott Laboratories Stock Retirement Trust - Illinois.

                    Gary P. Coughlan, Thomas C. Freyman, and
                    Ellen M. Walvoord - United States

Item 2(d)           Title of Class of Securities:

                    Common shares without par value

Item 2(e)           CUSIP Number:

                    002824 10 0

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b), check whether the person filing is an:

                    [X] Employee Benefit Plan or endowment fund in accordance with Section 240.13d-1(b)(ii)(F).


                                    Page 6 of 11 pages

Item 4.             Ownership

                    (a)  (See cover pages 2, 3,
                    (b)  4 and 5, Items 5 through
                    (c)  9 and 11.)

Item 5.             Ownership of Five Percent or Less of a Class

                    Not applicable.

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.

                    The shares owned by the Abbott Laboratories Stock Retirement Trust and the dividends thereon are held for the benefit of participants of the Abbott Laboratories Stock Retirement Plan pursuant to terms of that Plan and the Trust. The Abbott Laboratories Stock Retirement Plan is a qualified profit sharing plan. As of December 31, 1998, there were 36,364 participants with share balances in the Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not applicable.

Item 8.             Identification and Classification of Members of the Group.

                    Not applicable.

Item 9.             Notice of Dissolution of Group.

                    Not applicable.

Item 10.            Certification.

                    Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This statement is filed on behalf of each individual listed below pursuant to their agreement.


                                        Date: February 10, 1999

/s/ Gary P. Coughlan                    ABBOTT LABORATORIES STOCK
---------------------                   RETIREMENT TRUST
Gary P. Coughlan

/s/ Thomas C. Freyman
---------------------
Thomas C. Freyman

/s/ Ellen M. Walvoord                   /s/ Thomas C. Freyman
---------------------                   ------------------------------
Ellen M. Walvoord                       Thomas C. Freyman, Chairman of
                                        Trustees, Abbott Laboratories
                                        Stock Retirement Trust

                                 Page 7 of 11 pages

                                     EXHIBIT 1


Schedule 13G
Amendment No. 20
Abbott Laboratories
Common shares without par value
CUSIP Number 002824 10 0

Messrs. Coughlan and Freyman and Ms. Walvoord are Co-trustees of the Abbott Laboratories Stock Retirement Trust, committee members of a committee established under the Abbott Laboratories Stock Retirement Trust (Puerto
Rico), Trustees of the Abbott Laboratories Employee Benefit Trust, and members of the Abbott Stock Committee for the Abbott Laboratories Ashland Union 401(k) Trust. As such, each of them has shared voting power over the 110,068,668 shares held by those trusts. This total is comprised of the following components:


        Number of Shares                Name of Trust
        ----------------                -------------
        107,072,842          Abbott Laboratories Stock Retirement Trust

          2,918,829          Abbott Laboratories Stock Retirement Trust
                             (Puerto Rico)

             52,000          Abbott Laboratories Employee Benefit Trust

             24,997          Abbott Laboratories Ashland Union 401(k) Trust

                                 Page 8 of 11 Pages

                         Disclaimer of Beneficial Ownership
                                under Rule 13d-4
                         ----------------------------------


The filing of Schedule 13G Amendment 20 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.

                               /s/ Gary P. Coughlan
                               ------------------------------
                                    Gary P. Coughlan


                                   Date:  February 10, 1999


                              Page 9 of 11 Pages

                         Disclaimer of Beneficial Ownership
                                   under Rule 13d-4
                         ----------------------------------


The filing of Schedule 13G Amendment 20 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which he would not otherwise be deemed to be beneficial owner.

                          /s/ Thomas C. Freyman
                          ------------------------------
                               Thomas C. Freyman


                         Date:  February 10, 1999


                                 Page 10 of 11 Pages

                         Disclaimer of Beneficial Ownership
                                 under Rule 13d-4
                         ----------------------------------


The filing of Schedule 13G Amendment 20 on behalf of the Abbott Laboratories Stock Retirement Trust does not constitute an admission that the undersigned is, for purposes of Section 13(d) of the Securities and Exchange Act of 1934, the beneficial owner of any securities covered by the Schedule. Pursuant to Rule 13d-4 of the Act, the undersigned disclaims such ownership with respect to any shares listed therein of which she would not otherwise be deemed to be beneficial owner.


                          /s/ Ellen M. Walvoord
                          ----------------------------
                                 Ellen M. Walvoord


                         Date:  February 10, 1999


                               Page 11 of 11 Pages